Exhibit 99

USANA Health Sciences Increases Share Repurchase Authorization by $100 Million

SALT LAKE CITY--(BUSINESS WIRE)--December 8, 2015--USANA Health Sciences, Inc. (NYSE: USNA) today announced that its Board of Directors has authorized an additional $100 million in funding for share repurchases by the Company of its outstanding common stock. As of December 4, 2015, the Company has repurchased approximately 456,790 shares during the fourth quarter of 2015 for a total investment of $61.2 million, which completes the Board of Directors’ previous share repurchase authorization.

Repurchases may be made from time to time, in the open market, through block trades or otherwise. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations